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                    1990 RESTRICTED STOCK PLAN
 (as amended June 9, 1992, August 10, 1993, December 13, 1994 and
 February 18, 1995)


Section 1.  Establishment.

     Pursuant to the Sprint Long-Term Stock Incentive Program
(the "Program"), Sprint Corporation, a Kansas corporation (the
"Company"), hereby establishes a restricted stock plan to be named the 1990 Restricted Stock Plan (the "Plan").

Section 2.  Purpose.

     The purpose of the Plan is to aid the Company and its subsidiaries in competing with other enterprises for the services of new key personnel needed to help ensure their continued development. The Plan will also help the Company and its subsidiaries retain key personnel.

Section 3.  Administration.

     The Plan shall be administered by the Organization and Compensation Committee (the "Compensation Committee") of the Board of Directors of the Company. Members of the Compensation Committee shall be Disinterested Persons as defined in the Program. The Compensation Committee shall hold its meetings at such times and places as it may determine. A majority of the Compensation Committee shall constitute a quorum and the acts of a majority of the members present at any meeting at which a quorum is present, or acts approved in writing by a majority of the Compensation Committee, shall be deemed the acts of the Compensation Committee. The Compensation Committee may delegate to the Chief Executive Officer of the Company (the "CEO") the right to grant awards of restricted stock to employees of the Company and its subsidiaries who are not officers or directors of the Company and to cancel or suspend such awards. The CEO may not make awards of restricted stock to any one individual in excess of 15,000 shares and may not make awards of restricted stock aggregating in excess of 50,000 shares between meetings of the Compensation Committee. The awards made by the CEO shall be reported to the Compensation Committee at each of its meetings.

     The Company shall issue shares of restricted stock under the Plan in accordance with determinations made by the Compensation Committee or the CEO pursuant to the provisions of the Plan and the Program. The Compensation Committee from time to time may adopt (and thereafter amend and rescind) such rules and regulations for carrying out the Plan and take such action in the administration of the Plan, not inconsistent with the provisions of the Plan and the Program, as it shall deem proper. Except as set forth in Section 6(a) hereof, the Compensation Committee may accelerate the time or times at which restrictions lapse and may waive any forfeiture of restricted stock. The interpretation and construction of any provisions of the Plan by the Compensation Committee shall, unless otherwise determined by the Board of Directors of the Company, be final and conclusive. No member of the Board of Directors or the Compensation Committee shall be liable for any action or determination made in good faith with respect to the Plan or any grant under it.

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Section 4.  Total Number of Shares Subject to Grant.

     The maximum number of shares of common stock ($2.50 par value) of the Company which may be issued under the Plan shall not exceed 300,000 (subject to adjustment as provided in Section 7 hereof). The shares issued under the Plan may be either treasury shares or authorized but unissued shares, as the Board of Directors from time to time may determine. The maximum number of shares of common stock which may be issued in any calendar year, together with shares of common stock subject to other awards under the Program, shall not exceed the limits set forth in Section 4(a) of the Program.

     In the event that any outstanding shares of restricted stock under the Plan are forfeited for any reason, such shares of common stock may again be subject to grant under the Plan.

Section 5.  Eligibility.

     Restricted stock shall be granted only to key employees of the Company or its subsidiaries, including new hires. No grants shall be made by the CEO to any individual who is an officer or director of the Company or who will be proposed to be elected as an officer or director at the next meeting of the Board of Directors or Stockholders of the Company. The Compensation Committee or the CEO will, in its discretion, determine the key employees to be granted restricted stock, the time or times at which restricted stock shall be granted, the number of shares to be granted and the duration of restrictions on the shares granted. In making such determination, the Compensation Committee and the CEO may take into consideration the value of the services rendered or to be rendered by the respective individuals, their present and potential contributions to the success of the Company and its affiliates and such other factors which the Compensation Committee or the CEO may deem relevant in accomplishing the purposes of the Plan.

     No restricted stock may be granted to any individual who immediately after the grant owns directly or indirectly stock possessing more than five percent (5%) of the total combined voting power or value of all classes of stock of the Company or any subsidiary. No person shall be eligible to receive a larger number of shares of restricted stock than is recommended for such individual by the Compensation Committee or the CEO.

Section 6.  Terms and Conditions of Grants.

     Each grant under the Plan shall be evidenced by an Agreement in such form not inconsistent with the Plan as the Compensation
Committee or the CEO shall determine; provided that the substance of the following terms and conditions be included therein:

     (a) Duration of Restrictions. The restrictions on restricted stock shall lapse at such time or times as determined by the Compensation Committee or the CEO; provided, however, that no restricted stock shall become free of restrictions prior to the first anniversary date of the granting of the restricted stock.

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     (b)  Nontransferable.  The employee who receives the
          restricted stock (the "Grantee") may not sell, transfer, assign, pledge, or otherwise encumber or dispose of shares of restricted stock, except in payment of the exercise price of a stock option issued by the Company, until such time as all restrictions on such stock have lapsed.

     (c) Termination of Employment. If, before the restrictions on shares of restricted stock lapse, the Grantee ceases to be employed by the Company or a subsidiary of the Company for any reason (including death or disability), the shares of restricted stock that continue to be restricted shall be forfeited and the Grantee or his representative shall sign any document and take any other action required to assign said restricted shares back to the Company.

     (d) Consideration. Each Grantee shall, as consideration for the grant of restricted stock, agree in writing to remain in the employ of the Company or of one of its subsidiaries, at the pleasure of the Company or of such subsidiary, for the period of time until the restrictions on the restricted stock lapse. Nothing contained in the Plan or in any Agreement shall confer upon any Grantee any right with respect to continuance of employment by the Company or its subsidiaries, nor interfere in any way with the right of the Company or its subsidiaries to terminate the Grantee's employment or change the Grantee's compensation at any time.

     (e) Interest in Competitor. In the event that any Grantee, without the consent of the Compensation Committee, renders services to, or owns any interest in (other than any nonsubstantial interest, as determined by the Compensation Committee) any business that is in competition with the Company or with any business in which the Company has a substantial interest, as determined by the Compensation Committee, any restricted stock shall automatically be forfeited. The decision of the Compensation Committee on any such matters shall be final and binding upon all concerned.

     (f) Rights as Stockholder. Except as set forth in the Plan, a Grantee will have all rights of a stockholder with respect to shares of restricted stock, including the right to vote the shares of stock and the right to dividends on the stock. The shares of restricted stock will be registered in the name of the Grantee and the certificates evidencing such shares shall bear an appropriate legend referring to the terms, conditions and restrictions applicable to the award and shall be held in escrow by the Company. The Grantee shall execute a stock power or powers assigning the shares of restricted stock back to the Company, which stock powers shall be held in escrow by the Company and used only in the event of the forfeiture of any of the shares of restricted stock. A certificate evidencing unrestricted shares of common stock shall be issued to the Grantee promptly after the restrictions lapse on any restricted shares.

     (g)  A Grantee subject to Section 16 of the Securities
          Exchange Act of 1934 (the "Exchange Act") who recognizes income under the federal income tax by

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          reason of the lapsing of restrictions on shares of
          restricted stock without having filed an election under
          Section 83(b) of the Internal Revenue Code with respect to such shares may elect (i) to have withheld from such shares on the date such income is recognized (the "Tax Date") in payment of withholding for federal, state, and local income taxes a number of shares equal to the greatest whole number of shares having a fair market value for federal income tax purposes on the Tax Date less than or equal to the Minimum Withholding Amount, as defined herein, and (ii) to deliver to the Company shares of the Company's Common Stock (which, if acquired from the Company shall have been held for a period of at least six months on the Tax Date) on or before the Tax Date in payment of such withholding taxes a number of shares equal to the greatest whole number of shares having a fair market value for federal income tax purposes on the Tax Date less than or equal to the Withholding Amount, as defined herein, minus the amount, if any, withheld pursuant to clause (i) preceding. The Grantee must pay to the Company in cash the excess, if any, of (1) the amount the Company is required by law to withhold over (2) the fair market value on the Tax Date for federal income tax purposes of the shares withheld or delivered pursuant to this subsection.

          For purposes of this subsection 6(g):

              "Minimum Withholding Amount" means the
              product of (1) the amount includible in the Grantee's income for federal income tax purposes by reason of the lapsing of such restrictions and (2) the sum of the minimum required withholding tax rates for federal, state, and local income taxes.

              "Withholding Amount" means the product of (1) the amount includible in the Grantee's income for federal income tax purposes by reason of the lapsing of such restrictions and (2) a rate, specified by the Grantee, not exceeding the sum of the Grantee's marginal tax rates for federal, state, and local income taxes.

          An election pursuant to this subsection must be irrevocable and made in writing (1) at least six months before the Tax Date or (2) on or before the Tax Date and within a "window period" as described in Rule 16b-
          3(e)(iii) under the Exchange Act.

          An election pursuant to this subsection is subject to the approval of the Compensation Committee in accordance with such rules as the Compensation Committee may from time to time adopt. An election pursuant to this subsection shall not be effective unless the Tax Date occurs on or after the later of (1) the date six months after the date the shares were granted, (2) the date six months after the effective date of this provision, and (3) the date six months after the Grantee became subject to section 16 of the Exchange Act.

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Section 7.  Change in Stock, Adjustments, Etc.

     In the event that the outstanding shares of common stock of the Company are hereafter increased or decreased or changed into or exchanged for a different number of shares or kind of shares or other securities of the Company or of another corporation, by reason of reorganization, merger, consolidation, recapitalization, reclassification, stock split-up, combination of shares, or a dividend payable in capital stock, outstanding shares of restricted stock shall be treated the same as other outstanding shares of common stock and appropriate adjustment shall be made by the Compensation Committee in the number and kind of shares that may be granted under the Plan and that may be granted by the CEO under the Plan.

     The grant of restricted stock pursuant to the Plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge or to consolidate or to dissolve, liquidate, or sell or transfer all or any part of its business or assets.

Section 8.  Duration, Amendment and Termination.

     The Board of Directors of the Company may at any time terminate the Plan or make such amendments thereof as it shall deem advisable and in the best interests of the Company; provided, however, that no such termination or amendment shall, without the consent of the individual to whom any restricted stock shall theretofore have been granted, affect or impair the rights of such individual with respect to such restricted stock; and provided further, that any such amendment shall be consistent with the provisions of the Program, as it may be amended from time to time.

     No restricted stock shall be granted under the Plan after April 18, 1999.

Section 9.  Effectiveness of Plan.

     This Plan shall be effective as of February 17, 1990.

Section 10.  Date of Granting of Restricted Stock.

     The granting of restricted stock pursuant to the Plan shall take place on the date the Compensation Committee or the CEO decides to grant the restricted stock. As soon as practicable but no later than twenty (20) days after the granting of the restricted stock, the Company shall notify the employee of the grant and, within sixty (60) days of the granting of the restricted stock, the Company shall submit to the employee an Agreement duly executed by and on behalf of the Company, and a stock power or powers with respect to the restricted stock, with the request that the employee execute the Agreement and stock powers within sixty (60) days after the mailing by the Company of the notice to the employee. The employee shall execute the written Agreement and stock powers within said 60-day period.